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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        --------------------------------

Name:       WARBURG, PINCUS INTERNATIONAL SMALL COMPANY FUND, INC.

Address of Principal Business Office (No. & Street, City,  State, Zip Code):

                              466 Lexington Avenue
                         New York, New York 10017-3147

Telephone Number (including area code):  (212) 878-0600

               Name and address of agent for service of process:

                            Mr. Eugene L. Podsiadlo
             Warburg, Pincus International Small Company Fund, Inc.
                              466 Lexington Avenue
                         New York, New York 10017-3147

                                   Copies to:

                            Rose F. DiMartino, Esq.
                            Willkie Farr & Gallagher
                              One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
   N-8A:  Yes [X]       No  [ ]
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                                   SIGNATURES


           Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 7th day of April, 1998.



                                          WARBURG, PINCUS INTERNATIONAL SMALL
                                          COMPANY FUND, INC.



                                         By:   /s/ EUGENE P. GRACE
                                            ---------------------------------
                                               Eugene P. Grace
                                               Vice President and Secretary


ATTEST:

By: /s/ JANNA MANES
   ----------------------------
     Janna Manes
     Assistant Secretary